Exhibit 99.1

BioTime Announces “When-Issued” Trading of Subsidiary OncoCyte Corporation in Connection With Planned Distribution

ALAMEDA, Calif.--(BUSINESS WIRE)--December 30, 2015--BioTime, Inc. (NYSE MKT: BTX), a clinical-stage regenerative medicine company with a focus on pluripotent stem cell technology, today announced that the common stock of its subsidiary OncoCyte Corporation (“OncoCyte”) will begin trading today on a “when-issued” basis on the NYSE MKT under the symbol OCX WI. “Regular-way” trading of OncoCyte common stock on the NYSE MKT is expected to begin on January 4, 2016 under the symbol OCX.

As previously announced, the Board of Directors of BioTime declared a pro rata distribution of shares of OncoCyte common stock to BioTime shareholders of record as of the close of business on December 21, 2015, the record date. As a result, on December 31, 2015, BioTime shareholders will receive one share of common stock of OncoCyte for every twenty BioTime common shares they held on the record date. Fractional shares of OncoCyte common stock will not be distributed to BioTime shareholders. Instead, the fractional shares of OncoCyte common stock will be aggregated and sold in the open market, with the net cash proceeds distributed pro rata to the BioTime shareholders who otherwise would have received fractional shares of OncoCyte common stock.

No action is required by BioTime shareholders to receive the distributed shares of OncoCyte common stock. BioTime shareholders who held BioTime common shares on the record date and do not sell those shares prior to December 31, 2015 will receive a book-entry account statement reflecting their ownership of OncoCyte common stock or their brokerage account will be credited with OncoCyte shares.

OncoCyte is primarily focused on the development of novel, non-invasive liquid biopsy diagnostic tests for the early detection of cancer. After the distribution of OncoCyte shares, BioTime’s ownership of OncoCyte will be reduced from approximately 76.4% to approximately 58.55%. An “Information Statement” containing details regarding the distribution of OncoCyte common stock and OncoCyte’s business and management is being mailed to BioTime shareholders. The Information Statement is part of a Form 10 filed by OncoCyte with the Securities and Exchange Commission that may be found at the Commission’s website www.sec.gov or at OncoCyte’s website at www.oncocyte.com.

Any BioTime shareholder who sells their BioTime shares on or before December 31, 2015 will be selling their entitlement to receive OncoCyte shares to the buyer of their BioTime shares. BioTime shareholders are encouraged to speak to their financial advisor before making any financial decisions.

This press release does not constitute any offer to sell or a solicitation of an offer to buy OncoCyte common stock.

About OncoCyte Corporation

OncoCyte is primarily focused on the development of novel, non-invasive liquid biopsy diagnostic tests for the early detection of cancer to improve health outcomes through early diagnoses, to reduce the cost of care through the avoidance of more costly diagnostic procedures, including invasive biopsy and cystoscopic procedures, and to improve the quality of life for cancer patients.

While current biopsy tests use invasive surgical procedures to provide tissue samples in order to determine if a tumor is benign or malignant, OncoCyte is developing a next generation of diagnostic tests that will be liquid biopsies using blood or urine samples. OncoCyte’s initial liquid biopsy tests under development are intended to be confirmatory diagnostics for detecting lung, bladder and breast cancer. OncoCyte’s diagnostic tests are being developed using proprietary sets of genetic and protein markers broadly expressed in numerous types of cancer.

OncoCyte is a subsidiary of BioTime, Inc., a clinical-stage biotechnology company that is a pioneer in regenerative medicine. BioTime and its subsidiaries are leveraging their industry-leading pluripotent stem cell technology and a broad intellectual property portfolio to facilitate the development and use of cell-based therapies for major diseases and degenerative conditions for which there presently are no cures.

For more information about OncoCyte, please visit www.OncoCyte.com.

About BioTime

BioTime, Inc., a pioneer in regenerative medicine, is a clinical-stage biotechnology company. BioTime and its subsidiaries are leveraging their industry-leading experience in pluripotent stem cell technology and a broad intellectual property portfolio to facilitate the development and use of cell-based therapies and gene marker-based molecular diagnostics for major diseases and degenerative conditions for which there presently are no cures. The lead clinical programs of BioTime and its subsidiaries include OpRegen®, currently in a Phase I/IIa trial for the treatment of the dry form of age-related macular degeneration; AST-OPC1, currently in a Phase I/IIa trial for spinal cord injuries; Renevia™, currently in a pivotal trial in Europe as an injectable matrix for the engraftment of transplanted cells to treat HIV-related lipoatrophy; and cancer diagnostics, nearing the completion of initial clinical studies for the detection of lung, bladder, and breast cancers. AST-VAC2, a cancer vaccine, is in the pre-clinical trial stage.

BioTime’s subsidiaries include the publicly traded Asterias Biotherapeutics, Inc. (NYSE MKT: AST), developing pluripotent stem cell-based therapies in neurology and oncology, including AST-OPC1 and AST-VAC2; Cell Cure Neurosciences Ltd., developing stem cell-based therapies for retinal and neurological disorders, including OpRegen®; OncoCyte Corporation, developing cancer diagnostics; LifeMap Sciences, Inc., developing and marketing an integrated online database resource for biomedical and stem cell research; LifeMap Solutions, Inc., a subsidiary of LifeMap Sciences, developing mobile health (mHealth) products; OrthoCyte Corporation, developing therapies to treat orthopedic disorders, diseases, and injuries; ReCyte Therapeutics, Inc., developing therapies to treat a variety of cardiovascular and related ischemic disorders; and Ascendance Biotechnology, Inc. which manufactures and sells proprietary products and services that assay new drug candidates for potential toxicity, including HepatoPac® and HepatoMune®, and other products for use as research tools.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products or diagnostic tests, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime’s and OncoCyte’s Securities and Exchange Commission filings. BioTime and OncoCyte disclaim any intent or obligation to update these forward-looking statements.

CONTACT:
Investor Contacts:
BioTime, Inc.
Dan L. Lawrence, 510-775-0510
dlawrence@biotimeinc.com
or
EVC Group, Inc.
Michael Polyviou/Chris Dailey, 646-445-4800
mpolyviou@evcgroup.com /cdailey@evcgroup.com
or
Media Contact:
Gotham Communications, LLC
Bill Douglass, 646-504-0890
bill@gothamcomm.com